701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release
For Immediate Release

Contact:  D. Linn Wiley
     President and CEO
     (909) 980-4030

CVB Financial Corp. Reports First Quarter Earnings

Ontario, CA, April 20, 2006-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record results for the first quarter of 2006. This included record deposits, record loans, record assets and record earnings. It was the strongest first quarter in the history of the Company.

Net Income

CVB Financial Corp. reported net income of $18.2 million for the first quarter ending March 31, 2006. This represents an increase of $539,000, or 3.05%, when compared with the $17.7 million in net earnings reported for the first quarter of 2005. Diluted earnings per share were $0.24 for the first quarter of 2006. This was up $0.01, or 4.35%, when compared with earnings per share of $0.23 for the first quarter of 2005.

Net income for the first quarter of 2006 produced a return on beginning equity of 21.57%, a return on average equity of 20.82% and a return on average assets of 1.35%. The efficiency ratio for the first quarter was 45.75%, and operating expenses as a percentage of average assets were 1.74%.

As previously reported, the Company recorded income of $2.6 million from the settlement of a robbery loss in the first quarter of 2005. This added $1.7 million to net income after taxes for the period. Without this item, the net income for the first quarter of 2005 would have been $16.0 million. The first quarter 2006 net earnings of $18.2 million represents an increase of $2.2 million, or 13.89%, when compared to the $16.0 million for the same period in 2005.

Net Interest Income and Net Interest Margin

Net interest income totaled $43.6 million for the first quarter of 2006. This represented an increase of $3.0 million, or 7.26%, over net interest income of $40.6 million for the first quarter of 2005. This increase resulted from a $16.4 million increase in interest income, partially offset by a $13.2 million increase in interest expense and a $250,000 increase in the provision for credit losses. The increases in interest income were primarily due to the growth in average earning assets and an increase in interest rates. The increases in interest expense were due to the increases in deposits and borrowed funds and the increase in interest rates on these funding instruments.

Net interest margin (tax equivalent) declined from 3.96% for the first quarter of 2005 to 3.62% for the first quarter of 2006. Total average earning asset yields have increased from 5.37% for the first quarter of 2005 to 5.86%, or 49 basis points, for the first quarter of 2006. The cost of funds has increased from 2.11% for the first quarter of 2005 to 3.10%, or 99 basis points, for the first quarter of 2006. The higher increase in cost of funds is due to the short-term liability sensitivity of the Company. This decline in net interest margin has been mitigated by the strong growth in the balance sheet, which has allowed the Company’s net interest income to increase as mentioned above. The Company has approximately $1.36 billion, or 39.18%, of its deposits in interest free demand deposits.

The credit quality of the loan portfolio continues to be strong. The allowance for credit losses decreased slightly from $23.9 million at the end of the first quarter 2005 to $23.6 million at the end of the first quarter 2006. During the first quarter of 2006, the Company experienced net recoveries of $130,000, and we made a provision for credit losses of $250,000. During the first quarter of 2005, we had net recoveries of $682,000, and we added $756,000 to the allowance from the acquisition of Granite State Bank. The allowance for credit losses is 0.87% of the total loans outstanding. Although the allowance for credit losses is justified by the strong credit quality of the loan portfolio, it is relatively low when compared with peer banks. We believe that making appropriate levels of provisions to compensate for the growth of the loan portfolio is justified.

Balance Sheet

The Company reported total assets of $5.53 billion at March 31, 2006. This represented an increase of $695.9 million, or 14.40%, over total assets of $4.83 billion on March 31, 2005. Earning assets totaling $5.17 billion were up $670.3 million, or 14.88%, when compared with earning assets of $4.50 billion as of March 31, 2005. Deposits of $3.48 billion grew $458.9 million, or 15.21%, from $3.02 billion for the same period of the prior year. Gross loans and leases of $2.72 billion on March 31, 2006 rose $533.1 million, or 24.41%, from $2.18 billion on March 31, 2005.

Total assets of $5.53 billion as of March 31, 2006 reflect an increase of $104.9 million, or 1.94%, over total assets of $5.42 billion on December 31, 2005. Earning assets of $5.17 billion were up $91.5 million, or 1.80%, over the total earning assets of $5.08 billion on December 31, 2005. Deposits of $3.48 billion on March 31, 2006 grew $52.0 million, or 1.52%, from $3.42 billion as of December 31, 2005. Gross loans and leases of $2.71 billion increased $53.3 million, or 2.00%, from $2.66 billion on December 31, 2005. Total equity of $339.6 million on March 31, 2006 was down by $3.3 million, or 0.97%, from $342.9 million as of December 31, 2005. This decline was the result of a $15.2 million increase in the unrealized loss in the investment portfolio.

Investment Securities

Investment securities totaled $2.41 billion as of March 31, 2006. This represents an increase of $136.5 million, or 6.01%, when compared with the $2.27 billion as of March 31, 2005. It represents an increase of $37.1 million, or 1.57%, when compared with $2.37 billion in investment securities as of December 31, 2005.

Financial Advisory Services

The Financial Advisory Services Group has over $2.9 billion in assets under administration. They provide trust, investment and brokerage related services.

Loan and Lease Quality

CVB Financial Corp reported no non-performing assets as of March 31, 2006 and December 31, 2005. The allowance for credit losses was $23.5 million as of March 31, 2006. This represents 0.87% of gross loans and leases. It compares with an allowance for credit losses of $23.2 million, or 0.87% of gross loans and leases on December 31, 2005. The increase was primarily due to a provision for credit losses of $250,000 recorded in first quarter of 2006 and recoveries of $150,000 during the first quarter of 2006, offset by loan losses of $20,000.

Other Items in 2006

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 33 cities with 40 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its leasing division, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.

For the third consecutive year, CVB Financial Corp. received the KBW Honor Roll award at the Annual Community Bank Investor Conference hosted by Keefe, Bruyette & Woods, Inc. in New York on July 25, 26, and 27, 2005. The Company was also recognized as a SmAll-Star by Sandler O’Neill and named on the FPK Honor Roll by Fox-Pitt, Kelton.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. In addition, these forward-looking statements relate to the Company’s current expectations regarding future operating results. Such issues and uncertainties include impact of changes in interest rates, a decline in economic conditions and increased competition among financial services providers. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2005, and particularly the discussion on risk factors within that document. The Company does not undertake any, and specifically, disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

_________________

CVB FINANCIAL CORP. CONSOLIDATED BALANCE SHEET (unaudited) dollars in thousands

	March 31,		December 31,
	2006	2005	2005

Assets:
Investment Securities available-for-sale	$2,406,986	$2,270,450	$2,369,892
Interest-bearing balances due from depository institutions	1,784	15,737	1,883
Investment in stock of Federal Home Loan Bank (FHLB)	72,362	58,092	70,770
Loans and lease finance receivables	2,717,127	2,184,021	2,663,863
Less allowance for credit losses	(23,584)	(23,932)	(23,204)

Net loans and lease finance receivables	2,693,543	2,160,089	2,640,659

Total earning assets	5,174,675	4,504,368	5,083,204
Cash and due from banks	131,453	127,113	130,141
Premises and equipment, net	41,258	35,755	40,020
Intangibles	11,886	14,817	12,474
Goodwill	31,531	28,755	32,357
Cash value of life insurance	72,633	70,512	71,811
Other assets	64,478	50,673	52,964

TOTAL	$5,527,914	$4,831,993	$5,422,971

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,362,022	$1,388,942	1,490,613
Investment Checking	298,278	274,312	298,067
Savings/MMDA	924,402	843,553	852,189
Time Deposits	891,379	510,387	783,177

Total Deposits	3,476,081	3,017,194	3,424,046
Demand Note to U.S. Treasury	936	2,136	6,433
Borrowings	1,550,000	1,361,000	1,496,000
Junior Subordinated Debentures	108,250	82,476	82,476
Other liabilities	53,082	44,956	71,139

Total Liabilities	5,188,349	4,507,762	5,080,094
Stockholders' equity:
Stockholders' equity	368,152	334,378	356,263
Accumulated other comprehensive income
(loss), net of tax	(28,587)	(10,147)	(13,386)

	339,565	324,231	342,877

TOTAL	$5,527,914	$4,831,993	$5,422,971

CVB FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEET (unaudited) dollars in thousands
	Three months ended March 31,
	2006	2005
Assets:
Investment securities available-for-sale	$2,390,040	$2,126,851
Interest-bearing balances due from depository institutions	4,667	5,614
Investment in stock of Federal Home Loan Bank (FHLB)	71,299	55,245
Loans and lease finance receivables	2,652,493	2,099,312
Less allowance for credit losses	(23,299)	(23,154)

Net loans and lease finance receivables	2,629,194	2,076,158

Total earning assets	5,095,200	4,263,868
Cash and due from banks	130,321	118,011
Premises and equipment, net	40,657	34,392
Intangibles	12,116	5,961
Goodwill	31,816	19,580
Cash value of life insurance	72,037	69,014
Other assets	84,965	38,878

TOTAL	$5,467,112	$4,549,704

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,386,972	$1,336,937
Interest-bearing	2,060,971	1,591,087

Total Deposits	3,447,943	2,928,024
Other borrowings	1,510,960	1,197,290
Junior Subordinated Debentures	99,659	82,476
Other liabilities	53,179	13,495

Total Liabilities	5,111,741	4,221,285
Stockholders' equity:
Stockholders' equity	368,926	319,739
Accumulated other comprehensive income
(loss), net of tax	(13,555)	8,680

	355,371	328,419

TOTAL	$5,467,112	$4,549,704

CVB FINANCIAL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (unaudited) dollar amounts in thousands, except per share
	For the Three Months
	Ended March 31,
	2006	2005
Interest Income:
Loans, including fees	$44,292	$32,380
Investment securities:
Taxable	20,737	18,703
Tax-advantaged	6,245	4,087

Total investment income	26,982	22,790
Dividends from FHLB Stock	800	475
Federal funds sold	32	4
Interest-bearing CDs with other institutions	26	34

Total interest income	72,132	55,683
Interest Expense:
Deposits	13,201	5,061
Borrowings and junior subordinated debentures	15,106	9,998

Total interest expense	28,307	15,059

Net interest income before provision for credit losses	43,825	40,624
Provision for credit losses	250	--

Net interest income after
provision for credit losses	43,575	40,624
Other Operating Income:
Service charges on deposit accounts	3,291	3,042
Financial Advisory Services	1,845	1,678
Other	2,593	2,359

Total other operating income	7,729	7,079
Other operating expenses:
Salaries and employee benefits	12,720	12,833
Occupancy	2,029	1,998
Equipment	1,745	1,744
Professional services	1,273	1,025
Amortization of intangible assets	588	296
Other	5,115	2,488

Total other operating expenses	23,470	20,384

Earnings before income taxes	27,834	27,319
Income taxes	9,594	9,618

Net earnings	$18,240	$17,701

Basic earnings per common share	$0.24	$0.23

Diluted earnings per common share	$0.24	$0.23

Cash dividends per common share	$0.09	$0.11

All	per share information has been retroactively adjusted to reflect the 5 for 4 stock split declared on December 21, 2005.

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (unaudited)
	Three months ended March 31,
	2006	2005
Interest income - (Tax Effective)(te)	$74,152	$57,000
Interest Expense	28,307	15,059

Net Interest income - (te)	$45,845	$41,941

Return on average assets	1.35%	1.58%
Return on average equity	20.82%	21.86%
Efficiency ratio	45.75%	42.73%
Net interest margin (te)	3.62%	3.96%
Weighted average shares outstanding
Basic	76,460,288	76,393,381
Diluted	76,997,334	77,163,021
Dividends declared	$6,883	$6,775
Dividend payout ratio	37.74%	38.27%
Number of shares outstanding-EOP	76,479,277	77,083,741
Book value per share	$4.44	$4.21

	March 31,
	2006	2005
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$0	$9
Loans past due 90 days or more
and still accruing interest	--	--
Restructured loans	--	--
Other real estate owned (OREO), net	--	--

Total non-performing assets	$0	$9

Percentage of non-performing assets
to total loans outstanding and OREO	0.00%	0.00%
Percentage of non-performing
assets to total assets	0.00%	0.00%
Non-performing assets to
allowance for loan losses	0.00%	0.04%
Net Charge-off (Recovered) to Average loans	0.00%	-0.07%
Allowance for Credit Losses:
Beginning Balance	$23,204	$22,494
Total Loans Charged-Off	(20)	(89)
Total Loans Recovered	150	771
Acquisition of Granite State Bank	0	756

Net Loans Recovery (Charged-Off)	130	1,438
Provision Charged to Operating Expense	250	--

Allowance for Credit Losses at End of period	$23,584	$23,932

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (in thousands, except per share data) (unaudited)
Quarterly Common Stock Price
	2006		2005		2004
Quarter End	High	Low	High	Low	High	Low
March 31,	$17.16	$16.18	$17.04	$14.08	$13.63	$12.10
June 30,			$16.10	$13.60	$14.05	$12.58
September 30,			$17.52	$14.43	$14.96	$12.93
December 31,			$16.72	$13.90	$17.87	$14.24

Quarterly Consolidated Statements of Income
	1Q 2006	4Q 2005	3Q 2005	2Q 2005	1Q 2005
Interest income
Loans, including fees	$44,292	$42,432	$38,341	$35,268	$32,380
Investment securities and federal funds sold	27,840	26,039	24,732	24,454	23,303

	72,132	68,471	63,509	60,073	55,996
Interest expense
Deposits	13,201	10,060	7,539	6,247	5,061
Other borrowings	15,106	13,991	12,950	11,589	9,998

	28,307	24,051	20,489	17,836	15,059
Net interest income before
provision for credit losses	43,825	44,420	43,020	42,237	40,937
Provision for credit losses	250	--	--	--	--

Net interest income after
provision for credit losses	43,575	44,420	43,020	42,237	40,937
Non-interest income	7,729	5,273	7,861	7,293	7,079
Non-interest expenses	23,470	23,926	22,679	23,064	20,384

Earnings before income taxes	27,834	25,767	27,766	26,115	27,319
Income taxes	9,594	8,593	9,499	8,637	9,618

Net earnings	$18,240	$17,174	$18,267	17,478	$17,701

Basic earnings per common share	$0.24	$0.22	$0.24	$0.23	$0.23
Diluted earnings per common share	$0.24	$0.22	$0.23	$0.22	$0.23
Cash dividends per common share	$0.09	$0.09	$0.11	$0.11	$0.11
Dividends Declared	$6,883	$6,877	$6,722	$6,716	$6,775

Financial Measures That Supplement GAAP

Our discussions sometimes contain financial information not required to be presented by generally accepted accounting principles (GAAP). We do this to better inform readers of our financial statements. The SEC requires us to present a reconciliation of GAAP presentation with non-GAAP presentation.

The following table reconciles the differences in net earnings with and without the settlement of robbery loss in conformity with GAAP.

Net Earnings Reconciliation (non-GAAP disclosure):	Three months ended
	March 31,
	2006	2005
Net earnings without the settlement of robbery loss	$18,240	$16,016
Settlement of robbery loss, net of tax	---	1,685
Reported net earnings	$18,240	$17,701

Settlement of robbery loss	$0	2,600
Tax effect	---	(915)

Net of taxes	$0	1,685

We have presented net earnings without the settlement of robbery loss to show shareholders the earnings from operations unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company's operations and business.